Exhibit 3.1.30

CERTIFICATE OF FORMATION

OF

WEST TRANSACTION SERVICES, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Formation of West Transaction Services, LLC, a Delaware limited liability company (the “LLC”), dated as of November 9, 2004, is being duly executed and filed by Jonathan P. Wendt, as an authorized person, to form a limited liability company pursuant to the Limited Liability Company Act of Delaware (6 Del. C. § 18-101, et seq.).

FIRST, the name of the LLC formed hereby will be West Transaction Services, LLC.

SECOND, the address of its registered office in the State of Delaware will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

THIRD, the name and address of its registered agent for service of process on the LLC in the State of Delaware will be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

FOURTH, the formation of West Transaction Services, LLC is to be effective at 12:01 a.m. on November 15,2004.

IN WITNESS WHEREOF, this Certificate of Formation has been executed authorized person as of the date first above written.

/s/ Jonathan P. Wendt
Jonathan P. Wendt, Authorized Person